PRODUCT DEVELOPMENT CONSULTANTS
17862  Metzler  Lane        Huntington  Beach           CA  92647          FAX: 714-842-6534           714-842-5564

Design Proposal	September 24, 2012

F.O.B:	Terms:
Sonos	Custom Work/Pre Paid Phase by Phase

Company:	Cerebain
Address:	13455 Noel Road, Suite 1000 Dallas, TX. 75240
E-mail:	Deciccio@Cerebain.com
Phone:	(949) 415-7478
Cell:
ATTN:	Gerald DeCiccio

Scope of Work: The next stage of the project will be broken down into four Phases.
At the signing of the Agreement, Sonos will receive 50,000 warrants, cashless, at $0.20 per share, 3 year term

Phase 1A:	Deliver product development report with overview of development plan from feasibility study.
Budget: $500 (Paid)
Schedule: 1 Week (Complete)
Phase 1B:	Overview:
We will conduct a search of literature, patents, and sources for information to guide the definition of the device requirements.  Included in this research will be the patents and related work of Dr. Saini. As part of this amassing of data we have ordered a copy of the Goldsmith text on the Omentum for our research and review. The work by Dr. Saini’s patent counsel undoubtedly will have a lot of material on which we can draw from as well.
Some specific items we have already identified include:
•	Review Saini patent application and other patents in U. S. Class 424/551
•	Review other patents related to omentum, fluid extraction and collection, stimulation
•	Search medical literature for omentum texts, articles including applications in cosmetics and angiogenesis
•	Research clinical studies of omentum in treatment of dementia
In the reviewing of the patent our interest is not about uncovering prior art as it is to learn what we can from the patent background discussions. Our engineering team will also be on spending some time at the UCI Med library and will be contacting the Alzheimer’s Association for additional information.
If you can forward any references, literature or prior art from Dr. Saini or his patent counsel would be very helpful as well.

Research the Omentum and related patents and literature to obtain a better comprehension of the Omentum as a basis for designing the fluid extraction device.

We expect Phase 1B to require 3-4 weeks to complete from time it is scheduled.
Phase 1B completion: Sonos will receive 50,000 warrants, cashless, exercise price based on the fair market value of the stock on the date earned, 3 year term from date earned.

PRODUCT DEVELOPMENT CONSULTANTS
17862  Metzler  Lane        Huntington  Beach           CA  92647          FAX: 714-842-6534           714-842-5564

$18,500.00	Budget Amount
$1,433.75	Sales Tax at 7.75% (applicable only in CA)
$19,933.75	Please Pay This Amount

Phase 2:
Define the design objective in terms of materials, fabrication, technology, and performance.  A document outlining all of these parameters that can be used for a preliminary regulatory assessment and classification.

Design Objectives:
•	Materials
•	Properties
•	Sources
•	Biocompatibility
•	Reliability and durability
•	Software
•	Regulatory classification and applicable standards, third-party certification
•	Intended use
•	Method of implantation, use, and removal
•	Method of fabrication of components and assembly
•	Performance
•	Power supply and parameters
•	Implant duration
•	Risks and risk management
•	Documentation

Delivery of a document that outlines the parameters for preliminary regulatory assessment and classification.

We expect Phase I to require 2-3 weeks to complete from time it is scheduled.
Phase 2 completion: Sonos will receive 50,000 warrants, cashless, exercise price based on the fair market value of the stock on the date earned, 3 year term from date earned.

Phase 2 Budget:
$17,500.00	Budget Amount
$1,356.25	Sales Tax at 7.75% (applicable only in CA)
$18,856.25	Please Pay This Amount

The next two phases will be further refined and defined once we have the research, parameters and design documentation completed from phases 1 and 2 above. Below is a brief overview of our current plans.

PRODUCT DEVELOPMENT CONSULTANTS
17862  Metzler  Lane        Huntington  Beach           CA  92647          FAX: 714-842-6534           714-842-5564

Phase 3:	CONCEPTS:
Develop a minimum of three design concepts that meet the design objectives.  Identify the key risks and technology challenges for each.  Document the concepts in sketches, drawings, and draft specifications and estimate schedule, capital, and production costs for each approach.
Phase 3 completion: Sonos will receive 100,000 warrants, cashless, exercise price based on the fair market value of the stock on the date earned, 3 year term from date earned.
Budget: $12,500
Schedule: 2-3 Weeks

Phase 4:	BUILD PROTOTYPES:
Review concepts from Phase 3 and choose three or more of the design concepts for development of prototypes for testing in Phase 5.  Develop a project schedule based on the concepts selected and fabricate a select number of working prototypes of each design for subcutaneous testing.
Phase 4 completion: Sonos will receive 100,000 warrants for each of the three prototypes for a total of 300,000 warrants, cashless, exercise price based on the fair market value of the stock on the date earned, 3 year term from date earned. Should be complete by the end of April 2013. (If Sonos completes the first Omentum producing prototype by March 31st, Sonos will receive an additional 100,000 warrants, cashless, exercise price based on the fair market value of the stock on the date earned, 3 year term from date earned.
Budget: $295K – 350K
Schedule: 5-6 months

Phase 5:                      TESTING: This Phase will be up to Dr. Saini as far as costs and schedule.
Budget: TBD. Based on the results of Phase 4
Schedule: TBD

Phase 6:	Refinements, Changes and CAD MODELING UPDATES of the one design that stands above all others in the testing in Phase 5.
Refinements and changes made to 3D CAD documentation based on what is learned from testing is Phase 5 above. (This Phase is very dependent on that is learned and how close we are to a solution.
Budget: $50K – 100K
Schedule: 1-2 Months

Phase 7:	Production or make changes to prototype or make a new prototype if necessary.
Budget: TBD. Based on the results of Phase 6
Schedule: TBD

Sonos Models Inc. Professional Services Agreement

1.
Purchasing Terms A purchase order is requested and each Phase is considered custom work and pre-paid before project can be scheduled. Sales tax Charged where applicable within CA State. Any work in excess of this proposal will be billed at the hourly rate of $165.00 including any additional project management, off site meetings, tooling, and manufacturing or production liaison. This proposal is valid for 30 days.

2.
Work Change Orders Changes in the direction, criteria, or content of the project requested by CLIENT, which will require work in addition to that defined above, may result in additional fees. Such additional fees will be billed separately at $95/hr via issuance of a CLIENT request for services via e-mail or verbal.

3.
Termination Both parties may terminate this contract at any time upon written notice and payment completion for all services rendered and any project expenses incurred. This Agreement contains the entire agreement between the parties and shall not be modified or altered except in writing.

PRODUCT DEVELOPMENT CONSULTANTS
17862  Metzler  Lane        Huntington  Beach           CA  92647          FAX: 714-842-6534           714-842-5564

4.	Payment Proceed Payment to proceed also signifies that you have read and agree to the terms of this proposal.

5.	Pre-Payment is required on Custom Orders and is Non-Refundable for any reason.

6.
Fees and Payments Client agrees to pay to Sonos Models, Inc. a design fee as per proposal for services provided in this contract. Any alterations or changes to the scope of work, schedule or terms will be negotiated separately. This may be in the form of an e-mail or additional quotation.

7.	Product Development Work By nature product development work is exploratory and no promise is implied or expressed of delivery of a workable solution or marketable product.

8.
Product Liability Client agrees to provide product liability insurance for all product units when necessary, and shall indemnify, defend and hold harmless from and against all product liability claims judgments, awards and costs (including but not limited to, attorneys fees and all litigation and court costs) that arise from product liability claims by any person(s), unless willful omission or intentional misconduct of Sonos Models, Inc.

9.
Promotional Attribution Sonos Models, Inc. shall retain the right to use its design solutions in any of its promotional and professional materials, once the product is released for production. Any design award recognition won by Sonos Models, Inc. for its design solution under this agreement may be utilized by client in its promotional literature.

10.
Arbitration Clause In the event of any controversy, dispute or claim under or arising from this Agreement, the exclusive remedy of the parties shall be to submit such controversy, dispute or claim to binding arbitration as provided herein. All arbitration proceedings pursuant to this Section shall be conducted through either JUDICATE WEST or JAMS/ENDISPUTE and held before a single arbitrator who shall be a retired judge of the Superior Court of Orange County.  The parties shall not be entitled to conduct any discovery, however, a party may submit a request in writing to the arbitrator appointed to the matter seeking permission to conduct discovery.  In its submission, the party seeking discovery must specify the type of discovery sought, the extent of the discovery, and provide facts justifying the materiality and need for the discovery.  The party opposing the discovery may submit any appropriate writing in opposition to the request.  In determining whether or not to grant the request for discovery, the arbitrator shall consider the submissions by both parties and shall also balance the purported need for the discovery with the time and expense of providing the discovery.  All decisions of the arbitrator, including but not limited to discovery matters, shall be final and binding on the parties to this Agreement. The arbitrator shall also have the power to award costs and expenses (including, but not limited to, attorneys’ fees and Court costs) to the prevailing party.  Application to enter a judgment on the arbitrator’s award may be made in any court of competent jurisdiction.

11.
Attorneys Fees In any action, litigation, arbitration or other proceeding between the parties concerning any provision of this Agreement, or the rights and obligations of any party or the estate of any party in relation thereto, the prevailing party in such action shall be awarded, in addition to any damages, or any other relief, and without regard to whether or not such matter be prosecuted to final judgment, such party’s costs and expenses, including but not limited to taxable costs and reasonable attorneys’ , accountants’ and experts’ fees incurred in brining such action, litigation, arbitration or proceeding and/or enforcing any judgment or order granted therein, all of which shall be deemed to have accrued upon the commencement of such action, litigation, arbitration or proceeding. Any judgment or order entered in such action, litigation, arbitration or proceedings shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment. If the judgment or order should fail to contain such a provision, the prevailing party shall have the right to initiate further action to recover its attorneys’ fees incurred in enforcing such judgment or order, which right shall survive the entry of judgment or order in the initial action, litigation, arbitration or proceeding. For the purpose of this Section, attorneys’ fees shall also include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy and debtor and third-party examinations; (4) discovery; and (5) bankruptcy litigation.

PRODUCT DEVELOPMENT CONSULTANTS
17862  Metzler  Lane        Huntington  Beach           CA  92647          FAX: 714-842-6534           714-842-5564

Authorized Approval Signatures	Quote Number	11734
Sonos Models, Inc.	/s/ Carl Tenbrink
Print Name:	Carl TenBrink
Date:	September 24, 2012

I have Read and Agree to the Terms Above
Cerebain Biotech	/s/ Gerald DeCiccio
Print Name:	Gerald DeCiccio
Date:	September 24, 2012

Please Follow these Next Steps:

1) If you agree to accept this quote proposal, please read and sign the Professional Services Agreement.

Send us the signed Professional Services Agreement by any method listed below:
•	Scan and Email to: Carl@Sonos1.com or Christina@Sonos1.com
•	Send to Private Fax to: 714-842-6534

2) We do not extend credit as forms of payment or accept credit cards. Make Your Payment by the amount shown on your Invoice via our payment methods below:

Preferred Method:

•
Electronic Check-by-Phone; This converts the traditional paper check to an electronic payment through Automatic Clearing House (ACH). All you need to provide us is your banks routing and account number. Please call Christina at 714 842 5564 ext 200 to use this service. No need to write a paper check!

Alternate Method:

•	Wire Transfers: Sonos will accept bank wires for any amount submitted. We are not responsible for fees charged by your financial institution. The information to submit to your institution is:

o	Direct to: Wire Routing Transit Number (RTN/ABA) 121000248
o	Bank Name: Wells Fargo Bank, N.A.
o	Bank Address: 420 Montgomery, San Francisco CA 94104
o	BNF/Field 4200, Beneficiary Acct #0291928406
o	Beneficiary Account Name: Sonos Models Inc

A note about Sales Tax:
a.	Sales Tax is based on Client’s California County Tax Rate.